As filed with the Securities and Exchange Commission on March 9, 1998
                           Registration No. 333-_____





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ..................
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               ..................
                          PRIME MEDICAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                               Delaware 74-2652727
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                   1301 Capital of Texas Highway, Suite C-300
                            Austin, Texas 78746-6550
                                 (512) 328-2892
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ..................
                               KENNETH S. SHIFRIN
                          Prime Medical Services, Inc.
                   1301 Capital of Texas Highway, Suite C-300
                            Austin, Texas 78746-6550
                                 (512) 328-2892
            (Name, address, including zip code, and telephone number
             including area code, of registrant's agent for service)
                               ..................
                                   Copies to:
                                TIMOTHY L. LAFREY
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         816 Congress Avenue, Suite 1900
                               Austin, Texas 78701
                                 (512) 499-6200
                               Fax: (512) 499-6290

     Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.
                               ..................
     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                                  Proposed         Proposed
                                                               Amount             maximum           maximum          Amount of
                Title of each class of                         to be           offering price      aggregate       registration
              securities to be registered                    registered         per share(1)   offering price(2)        fee

Common Stock, $.01 par value (2)                             3,064,503            $11.75         $36,007,910         $10,623

====================================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low sales prices reported on The Nasdaq National Market for the Registrant's Common Stock on March 5, 1998.
     (2) The Registration Statement also pertains to rights to purchase shares of Common Stock of the Registrant. One right is attached to and trades with each share of Common Stock of the Registrant. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Common Stock.
                               ..................
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                SUBJECT TO COMPLETION
                                                          DATED MARCH 9, 1998
                                3,064,503 Shares

                          Prime Medical Services, Inc.

                                  Common Stock


     This prospectus may be used in connection with the distribution of up to 3,064,503 shares (the "Shares") of the Company's Common Stock proposed to be disposed of from time to time by American Physicians Service Group, Inc.
("APS"). See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of shares by APS. APS will bear the expenses of this registration. The Company's Common Stock is traded on The Nasdaq National Market under the symbol "PMSI." On March 6, 1998, the last sale price of the Common Stock as reported on The Nasdaq National Market was $12.0625 per share.

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

                               ..................



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The distribution of the Shares by APS may be effected from time to time in one or more transactions (which may involve block transactions) on The Nasdaq National Market, in the over-the-counter market, or on any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise. Sales will be effected at such prices and for such consideration as may be obtainable from time to time. Commission expenses and brokerage fees, if any, will be paid by APS. See "Plan of Distribution."

                The date of this Prospectus is March 9, 1998.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at "http://www.sec.gov."

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:
     (1) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996;
     (2) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;
     (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997;
     (4) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997;
     (5) The description of the Common Stock contained in the Company's Form 8-A, dated September 14, 1993; and
     (6) The description of the rights issued to stockholders of the Company contained in the Company's Form 8-A, dated March 10,1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Prime Medical Services, Inc., 1301 Capital of Texas Highway, Suite C-300, Austin, Texas 78746-6550, Attention: Chief Financial Officer.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. Unless the context otherwise requires, the "Company" refers to Prime Medical Services, Inc. and its consolidated subsidiaries and affiliated partnerships and limited liability companies.

                                   The Company

     The Company is a Delaware corporation. Its principal executive offices are located at 1301 Capital of Texas Highway, Suite C-300, Austin, Texas 78746, and its telephone number is (512) 328-2892. The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "PMSI."

                                  Risk Factors

     Prospective investors should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

     Certain statements contained herein are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. The Company's ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of the Company's services, the availability of appropriate candidates for acquisition by the Company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control, including but not limited to the matters described in "Risk Factors." See "Risk Factors."

                                  The Offering

 .........Common Stock offered by APS                           3,064,503 shares
 .........Common Stock outstanding after the offering(1)       19,314,267 shares
 .........Nasdaq symbol                                                 PMSI
 ..............

     (1) Based on the number of shares outstanding as of March 9, 1998. Excludes options outstanding on March 9, 1998, to purchase up to 1,339,000 shares of Common Stock at a weighted average exercise price of $11.03 per share. Also excludes 125,000 shares of Common Stock available for issuance under the Prime Medical Services, Inc. 1993 Stock Option Plan.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, together with the other information set forth in this Prospectus, in evaluating an investment in shares of Common Stock of the Company.

Acquisition Growth Strategy

     The Company has followed an aggressive acquisition strategy since 1992 that has resulted in rapid growth in its business. This acquisition strategy is dependent on the continued availability of suitable acquisition candidates and subjects the Company to the risks inherent in assessing acquisition candidates and integrating and managing the operations of acquired companies. The Company's growth is also expected to place significant demands on the Company's financial and management resources. Moreover, the Federal Trade Commission ("FTC") initiated an investigation in 1991 to determine whether the limited partnerships in which Lithotripters, Inc., now a wholly-owned subsidiary of the Company, was the general partner posed an unreasonable threat to competition in the healthcare field. While the FTC closed its investigation and took no action, the FTC or another governmental authority charged with the enforcement of federal or state antitrust laws or a private litigant might, due to the Company's size and market share, seek to (i) restrict the Company's future growth by prohibiting or restricting the acquisition of additional lithotripsy facilities or (ii) require that the Company divest of certain of its lithotripsy operations. Consequently, there can be no assurance that the Company will be able to continue to grow or that its growth strategy will prove successful. Moreover, in view of the Company's significant recent growth, the Company's historical financial performance may not be indicative of its future performance. The Company's failure to implement its growth strategy successfully could adversely affect the Company.

Operations Subject to Government Regulation; Recent Regulatory Proposals

     The Company is subject to extensive regulation by both the federal and state governments. The Company is subject to Section 1128B of the Social Security Act (known as the "Illegal Remuneration Statute"), which imposes civil and criminal sanctions on persons who solicit, offer, receive or pay any remuneration, directly or indirectly, for referring, or arranging for the referral of, a patient for treatment that is paid for in whole or in part by Medicare, Medicaid or similar government programs. The federal government has published regulations that provide exceptions or a "safe harbor" for certain business transactions. Transactions that are structured within the safe harbors are deemed not to violate the Illegal Remuneration Statute. Transactions that do not satisfy all elements of a relevant safe harbor do not necessarily violate the Illegal Remuneration Statute, but may be subject to greater scrutiny by enforcement agencies. The arrangements between the Company and the partnerships and other entities in which it owns an indirect interest and through which the Company provides most of its lithotripsy services (and the corresponding arrangements between such partnerships and other entities and the treating physicians who own interests therein and who use the lithotripsy facilities owned by such partnerships and other entities) could potentially be questioned under the illegal remuneration prohibition and may not fall within the protection afforded by these safe harbors. Many states also have laws similar to the Federal Illegal Remuneration Statute. While failure to fall within the safe harbors may subject the Company to scrutiny under the Illegal Remuneration Statute, such failure does not constitute a violation of the Illegal Remuneration Statute. Nevertheless, these illegal remuneration laws, as applied to activities and relationships similar to those of the Company, have been subjected to limited judicial and regulatory interpretation, and the Company has not obtained or applied for any opinion of any regulatory or judicial authority that its business operations and affiliations are in compliance with these laws. Therefore, no assurances can be given that the Company's activities will be found to be in compliance with these laws if scrutinized by such authorities.

     Section 1877 of the Social Security Act ("Stark II") imposes certain restrictions upon referring physicians and providers of certain designated health services under the Medicare, Medicaid and Champus programs ("Government Programs"). Subject to certain exceptions, Stark II provides that if a physician (or a family member of a physician) has a financial relationship with an entity:
(i) the physician may not make a referral to the entity for the furnishing of designated health services under the Government Programs; and (ii) the entity may not bill Government Programs, any individual or any third-party payor for designated health services pursuant to a prohibited referral under the Government Programs. The prohibitions of Stark II only apply to the treatment of Government Program patients, and have no application to services performed for non-government program patients. Entities and physicians committing an act in violation of Stark II will be required to refund amounts collected in violation of the statute and also are subject to civil money penalties and to exclusion from the Government Programs. Of the Company's lithotripsy revenues for the nine months ended September 30, 1997, 77% were attributable to affiliates of the Company having referring physician-investors. Urologists are investors in 43 of the Company's 61 lithotripsy operations, and the two Company affiliates engaged in thermotherapy services have referring physician-investors (the Company lithotripsy and thermotherapy affiliates with referring physician-investors are referred to herein as the "Company Physician Entities").

     Many key terms in Stark II are not adequately defined and the statute is silent regarding its application to vendors, such as the Company Physician Entities, contracting "under arrangements" with hospitals for the provision of outpatient services. Since the passage of Stark II, the Company interpreted Stark II consistently with the informal view of the General Counsel for Health and Human Services, and concluded that the statute did not apply to its method of conducting business. Based upon a reasonable interpretation of Stark II, by referring a patient to a hospital furnishing the outpatient lithotripsy or thermotherapy services "under arrangements" with the Company Physician Entity, a physician investor in a Company Physician Entity is not making a referral to an entity (the hospital) in which they have an ownership interest.

     On January 9, 1998, the federal government published proposed regulations under Stark II (the "Proposed Stark Regulations"). By clarifying certain ambiguities and defining certain statutory terms, the Proposed Stark Regulations and accompanying commentary apply the physician referral prohibitions of Stark II to the Company Physician Entities' practice of contracting "under arrangements" with hospitals for treatment and billing of Government Program patients. Only hospitals can bill the Government Programs for lithotripsy and thermotherapy services; thus contracting under arrangements with hospitals was the way the Company Physician Entities economically participated in the treatment of Government Program patients. Absent a restructuring of traditional operations, to comply with the government's interpretation of Stark II the physician-investors will be prohibited from referring Government Program patients to the hospitals contracting with the Company Physician Entities. The Company cannot predict when final Stark II regulations will be issued or the substance of the final regulations, but the interpretive provisions of the Proposed Stark Regulations may be viewed as the federal government's interim enforcement position until final regulations are issued. Restructuring traditional operations may reduce Company revenues and limit future growth by
(i) reducing or eliminating revenues attributable to the treatment of Government Program patients by Company Physician Entities, (ii) reducing revenues from the treatment of non-government patients by Company Physician Entities due to physician, hospital and third-party payor anxiety and concern created by Stark II, (iii) requiring the Company Physician Entities to restructure their operations to comply with Stark II, (iv) restricting the acquisition or development of additional lithotripsy or thermotherapy operations that will both treat Government Program patients and have referring physician-investors, (v) impairing the Company's relationship with urologists and (vi) otherwise materially adversely impacting the Company.

     Many states currently have laws similar to Stark II that restrict a physician with a financial relationship with an entity from referring patients to that entity. Often these laws contain statutory exceptions for circumstances where the referring physician, or a member of his practice group, treats their own patients. States also commonly require physicians to disclose to patients their financial relationship with an entity. The Company believes that it is in material compliance with these state laws. Nevertheless, these state self-referral laws, as applied to activities and relationships similar to those of the Company, have been subjected to limited judicial and regulatory interpretation, and the Company has not obtained or applied for any opinion of any regulatory or judicial authority that its business operations and affiliations are in compliance with these laws. Therefore, no assurances can be given that the Company's activities will be found to be in compliance with these laws if scrutinized by such authorities.

     In addition, upon the occurrence of changes in the law that may adversely affect operations, the Company is required to purchase the interests of physician-investors for certain of the Company Physician Entities. These mandatory purchase obligations require the payment by the Company of a multiple of earnings similar to multiples used by the Company in pricing the original acquisition of such interests. The Company estimates that, as of December 31, 1997, the aggregate potential cost of all such mandatory purchases would not exceed $6 million. To the extent the Company is required to purchase such interests, such purchases might cause a default under the terms the extent the Company is required to purchase such interests, such purchases might cause a default under the terms of the Company's credit facility and other indebtedness, impair the Company's relationship with urologists and otherwise have a material adverse impact on the Company. Regulatory developments, such as the Proposed Stark Regulations, might also dictate that the Company purchase all the interests of its physician-investors, regardless of any contractual requirements to do so, or substantially alter its business and operations to remain in compliance with applicable laws. A purchase of all the physician-investors in the Company Physician Entities would require significant resources, and there can be no assurance that the Company could fund such acquisitions. Additionally, there can be no assurance that the Company will not be required to change its business practices or its investment relationships with urologists or that the Company will not experience a material adverse effect as a result of any challenge made by a federal or state regulatory agency. In addition, there can be no assurance that physician- investors who, voluntarily or otherwise, divest of their interests in Company Physician Entities will continue to refer patients at the same rate or at all.

Uncertainties Related to Changing Healthcare Environment

     The healthcare industry has experienced substantial changes in recent years. Although managed care has yet to become a major factor in the delivery of lithotripsy or thermotherapy services, the Company anticipates that managed care programs, including capitation plans, may play an increasing role in the delivery of lithotripsy and thermotherapy services and that competition for these services may shift from individual practitioners to health maintenance organizations and other significant providers of managed care. No assurance can be given that the changing healthcare environment will not have a material adverse effect on the Company.

     In addition, the hospitals and surgery centers to which the Company provides services are reimbursed for lithotripsy and thermotherapy services under various federal and state programs, including Medicare, Medicaid and Champus, primarily at fixed rates. These programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or requiring the Company to modify the way in which it operates its business. The Company is not able to predict whether changes will be made in the rates prescribed by these governmental programs. Furthermore, over the last several years, there has been a general trend toward lower reimbursement rates for healthcare services by government and other third-party payors. Such reimbursement reductions could have a material adverse effect on the Company. Furthermore, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in prescribed rates may adversely affect the Company.

     There have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including services provided by the Company. The Company believes that such initiatives may continue in the future. Aspects of certain of these reforms as proposed in the past could, if adopted, adversely affect the Company.

Risks Inherent in the Provision of Medical Services

     The urologists who use the Company's lithotripters and thermotherapy devices are involved in the delivery of healthcare services to the public and, therefore, are exposed to the risk of liability claims. Since the Company typically operates the lithotripters and thermotherapy devices used by the urologists and provides nurses and/or radiology technicians to assist the urologists in the use of lithotripters and thermotherapy devices, the Company may also be named in a claim against a urologist in connection with performing a lithotripsy or thermotherapy procedure at the Company's facilities. Although the Company has not experienced any losses due to claims for malpractice, such claims, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. While the Company maintains professional liability insurance, there can be no assurance that any such claims against the Company will not exceed the amount of insurance maintained. Successful malpractice claims asserted against the Company, to the extent not covered by the Company's liability insurance, could adversely affect the Company.

Competition

     The lithotripsy services industry is fragmented and highly competitive in many respects. Moreover, certain of the Company's current and potential competitors have substantially greater financial resources than the Company and may compete with the Company for acquisitions and development of operations in markets targeted by the Company. The Company has experienced competition in the acquisition of existing lithotripsy facilities and the development of relationships with treating physicians. The Company has also experienced competition from hospitals or treating physicians who have opened their own lithotripsy facilities. Such competition could intensify in the event of a decrease in the purchase price of lithotripters, as a result of the development of less expensive lithotripsy equipment, if the supply of new or used lithotripters increases over time, or as a result of regulatory changes. Most of the Company's lithotripsy services agreements have matured past their initial terms and are now in annual renewal terms or are on a month-to-month basis, which increases the risk that a large number of agreements may be terminated over a relatively short period of time. Another significant provider of lithotripsy services is also a manufacturer of lithotripsy equipment, which may create different incentives for such provider in pricing lithotripsy services. Moreover, the Company competes with alternative kidney stone disease treatments.

Technological Changes

     The equipment and software utilized by the Company in the provision of its lithotripsy services and other business activities have been characterized by technological changes. The development of new technologies or refinements of existing ones might render the Company's existing equipment and software technologically or economically obsolete. Regulatory approvals have recently been received for smaller and less expensive lithotripsy equipment that can either be utilized as a mobile or fixed site operation and can be transported with smaller and less expensive vehicles than those utilized by the Company. Although this compact lithotripsy technology is relatively new and not in widespread use, the availability of such technology could materially and adversely affect the Company's business. There is also a risk that the particular manufacturers of the Company's equipment may discontinue the manufacture of such equipment or may not offer equipment and software upgrades necessary to keep such equipment technologically current. Even if such upgrades are available, there can be no assurance that the Company will have the financial resources to acquire them.

Dependence on Key Personnel

     The Company is dependent upon the services and management experience of the Company's executive officers, including Kenneth S. Shifrin, Chairman of the Board, Joseph Jenkins, M.D., President and Chief Executive Officer, and Michael Madler, Senior Vice President-Operations. The Company does not carry key-man life insurance in material amounts on any of its officers. The loss of, or the failure to attract, qualified employees could adversely affect the Company. In addition, the Company's continued growth depends upon its ability to attract and retain skilled employees, particularly highly skilled lithotripsy nurses and radiology technicians.

Dependence on Physicians

     The Company depends upon the treatment of patients by urologists practicing in the communities served by the Company's lithotripters and thermotherapy units. In some cases, the Company's affiliated physician-investors have entered into noncompetition agreements with the Company under which they have agreed to refrain from owning interests in competing facilities for various periods. The enforceability of these noncompetition agreements is generally a matter of state law, varies from state-to-state and is evolving over time. Additionally, in some cases the Company may be forced to purchase the minority ownership interests of affiliated physician-investors under mandatory repurchase arrangements existing between the Company and such physician-investors. The loss of relationships with key treating urologists at a particular facility, whether due to retirement, relocation, dissatisfaction with the Company's services, regulatory referral prohibitions or other factors, could adversely affect the Company.

Antitakeover Provisions

     The Company's Rights Agreement (which entitles the Company's stockholders, other than certain acquiring persons, under the circumstances described therein, to purchase Common Stock or the common stock of certain acquiring persons at prices equal to one-half of the fair market value thereof), the Company's Certificate of Incorporation and certain provisions of the Delaware General Corporation Law include several provisions that may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management of the Company, or limiting the ability of stockholders to approve transactions that they may deem to be in their best interests.

Shares Eligible for Future Sale; Registration Rights

     Sales of substantial amounts of Common Stock in the public market or the perception that such sales might occur could adversely affect the prevailing market price for the Common Stock and the ability of the Company to raise equity capital. The Company cannot predict the effect, if any, that sales of shares of its Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities at a time and price that it deems appropriate. Certain stockholders of the Company are also entitled to registration rights.

Dividend Policy and Restrictions

     The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. The Company's credit facility also prohibits the Company from paying dividends and making other distributions on its Common Stock.

Year 2000 Compliance

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company does not anticipate that it will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problem of either the Company or its vendors, third party payors or customers could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale by APS of the Shares offered hereby. All of the filing fees and the expenses of this Registration Statement will be borne in full by APS.

                             THE SELLING STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby, by APS. Although there can be no assurance that APS will sell any or all of the Shares, the following table assumes that APS will sell all Shares registered herein.

                                                        Beneficial Ownership     Number     Beneficial Ownership
                                                       Prior to the Offering   of Shares     After the Offering
                                                         Number of             Registered    Number of
Name                                                      Shares      Percent    Herein       Shares      Percent
American Physicians Service Group, Inc.                    3,064,503      15.9   3,064,503       -            -
 1301 Capital of Texas Highway
 Austin, Texas 78746


     APS is the Company's largest stockholder and is a management and financial services firm which, through its subsidiaries, provides medical malpractice insurance services for doctors and investment services to institutions and individuals. APS is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

     At February 1, 1995 the Company owned 772,000 shares of the common stock of APS, which constituted approximately 22% of the total shares of the common stock of APS then issued and outstanding. During 1995, the Company retired a note payable to APS by transferring to APS 87,000 shares of common stock of APS that the Company owned. During 1995, the Company also sold 635,000 shares of common stock of APS to third parties for $2,760,000. The Company currently owns 50,000 shares of common stock of APS.

     Kenneth S. Shifrin and William A. Searles are each directors of both the Company and APS and, together with the other officers and directors of APS, may share in the voting and investment power with respect to the shares of Common Stock of the Company owned by APS. Each of such persons disclaims the beneficial ownership of any such shares. Mr. Shifrin has been Chairman of the Board and a director of the Company since October 1989 and has been Chairman of the Board, Chief Executive Officer and a director of APS since March 1990, March 1989 and February 1987, respectively. Mr. Searles has been a director of the Company since October 1989 and has been a director of APS since July 1989.

     The Company occupies approximately 5,575 square feet of office space owned by APS and also shares certain personnel with APS. The Company pays APS rent and personnel cost reimbursements of approximately $7,500 per month.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary is a description of certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"). Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation.

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

Common Stock

     As of March 9, 1998, there were 19,314,267 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights applicable to the Common Stock. Subject to the preferences applicable to shares of Preferred Stock outstanding at any time, holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock references, if any. The authorized but unissued shares of Common Stock are available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or trading system on which the Common Stock may be listed or quoted. Shares of Common Stock are not redeemable and there are no sinking fund provisions.

Preferred Stock

     The Board of Directors is authorized, without further action by the Company's stockholders, to issue Preferred Stock from time to time in one or more classes or series and to fix, as to any such class or series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Board of Directors may determine, including dividend, conversion, redemption and liquidation rights and preferences. There are no shares of Preferred Stock outstanding. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company or other corporate actions.

Indemnification and Limitations on Directors' Liability

     The Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company in some capacity with another business enterprise, to the fullest extent permitted by law.

     The Certificate of Incorporation also provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits brought on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

     The Company's registrar and transfer agent for the Common Stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by APS or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on The Nasdaq National Market and any exchange in which the Common Stock may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices for such cash or other consideration as may be obtainable at such time. APS may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may sell the Shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from APS and/or purchasers of Shares from whom they may act as agent (which compensation may be in excess of customary commissions).

     The Company has informed APS that the anti-manipulative rules under the Exchange Act (Rules 10b-6 and 10b-7) may apply to its sales of Shares in the market. Also, the Company has informed APS of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

     In connection with such sales, APS and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will not receive any of the proceeds from the sale by APS of the Shares offered hereby. All of the filing fees and the expenses of this Registration Statement will be borne in full by APS.

     In order to comply with certain state securities laws, if applicable, the Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with, and, if so required, will only be sold in that state through registered or licensed brokers or dealers.

     The Shares originally issued by the Company to APS bear legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, and the transfer by APS of any of the Shares pursuant thereto, new certificates representing such Shares will be issued to the transferee, free of any such legends unless otherwise required by law.

     No  person  is  authorized  to  give  any   information   or  to  make  any
representation, other than those contained in this Prospectus, and any information or representations not contained in this Prospectus must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities under any circumstances where such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                     EXPERTS

     The consolidated financial statements and schedule of Prime Medical Services, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated herein and in the registration statement by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or APS. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that the information contained herein is correct as of any time subsequent to its date.


                                3,064,503 Shares



                          Prime Medical Services, Inc.


                                  Common Stock




                                _________________

                                   PROSPECTUS
                                _________________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution .

     The Registrant estimates that expenses payable in connection with the offering described in this Registration Statement (other than underwriting fees and commissions) will be as follows:

     Securities and Exchange Commission registration fee............$  11,000
     Printing and mailing expenses..................................    1,000
     Accounting fees and expenses...................................    5,000
     Legal fees and expenses........................................   10,000
     Blue sky fees and expenses.....................................    2,000
     Miscellaneous..................................................    2,000
                                                                    ---------
          Total                                                     $  31,000
                                                                    =========

     APS will pay, or reimburse the Registrant, for all expenses related to the offering, including those estimated above and underwriting fees, discounts, commissions, transfer taxes and their attorney's fees, if any.

Item 15.  Indemnification of Directors and Officers.

     The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of the Registrant or (ii) while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

     Pursuant to Section 145 of the Delaware Corporation Law, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers and has obtained such insurance.

     The preceding discussion of the Registrant's Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

     The Registrant has entered into indemnity agreements with certain of its directors and officers. Pursuant to these agreements, the Registrant will, to the extent permitted under applicable law, indemnify these persons against all judgments, expenses, fines and penalties incurred in connection with the defense or the settlement of any actions brought against them by reason of the fact that they are or were directors or officers of the Registrant or that they assumed certain responsibilities at the direction of the Registrant.

Item 16. Exhibits.
           (5) Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          (23) (a) Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5)
               (b) Consent of KPMG Peat Marwick LLP
          (24) Powers of Attorney (included in the signature pages of this Registration Statement)
Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
         (i)      To include any prospectus required in Section 10(a)(3) of
                    the Securities Act of 1933;
        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               and
      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
               15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.
     (6) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
               (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on March 9, 1998.

                              Prime Medical Services, Inc.

                              By         /s/ Cheryl Williams
                                        ---------------------------------------
                                        Cheryl Williams, Vice President-Finance

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth S. Shifrin, Joseph Jenkins, M.D., and Cheryl L. Williams and each of them as their true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in conneciton therewith, with the Securities and Exchange Commission, granting unto said attorney-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                  Title                        Date
     -----------------------      ---------------------       -----------------
    /s/ Kenneth S. Shifrin        Chairman of the Board       March 9, 1998
    ----------------------          and Director
        Kenneth S. Shiftrin


    /s/ Joseph Jenkins, M.D.      President,                  March 9, 1998
    -----------------------         Chief Executive Officer
        Joseph Jenkins, M.D.        and Director


   /s/ Cheryl Williams            Chief Financial Officer,    March 9, 1998
   -----------------------         Vice President-Finance
       Cheryl Williams             and Secretary
                                   (Chief Accounting Officer)

   /s/ Paul R. Butrus             Director                    March 9, 1998
   -----------------------
       Paul R. Butrus


   /s/ William E. Foree, M.D.     Director                    March 9, 1998
   -------------------------
       William E. Foree, M.D.


   /s/ Irwin Katz                 Director                    March 9, 1998
   ----------------------
       Irwin Katz

             Signature                  Title                        Date
     -----------------------      ---------------------       -----------------

    /s/ John A. McEntire IV       Director                    March 9, 1998
    -------------------------
        John A. McEntire IV


   /s/ William A. Searles         Director                    March 9, 1998
   -------------------------
       William A. Searles


   /s/ Michael J. Spalding, M.D.  Director                    March 9, 1998
   -----------------------------
       Michael J. Spalding, M.D.

                                                 INDEX TO EXHIBITS

Exhibits

      (5) Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     (23) (a) Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (Included in Exhibit 5).

           (b) Consent of KPMG Peat Marwick LLP

     (24) Powers of Attorney (included in the signature pages of this Registration Statement)